Exhibit 99.1

For Immediate Release:	September 26, 2017

Home BancShares, Inc. Announces

Completion of the Acquisition of Stonegate Bank

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), today announced that its previously announced definitive agreement and plan of merger to acquire Stonegate Bank (NASDAQ: SGBK) (“Stonegate”), dated March 27, 2017 (the “Merger Agreement”), and its issuance of Home common stock to the shareholders of Stonegate in connection with the acquisition were approved by the shareholders of Stonegate and Home, respectively, at separate shareholder meetings held on September 25, 2017. Pursuant to the terms of a previously announced definitive agreement and plan of merger, Stonegate will merge with and into Centennial effective at the close of business today, September 26, 2017.

As of June 30, 2017, Stonegate had approximately $3.13 billion in total assets, $2.44 billion in loans, and $2.62 billion in deposits. With the completion of the acquisition, the Company now operates 76 branches in Arkansas, 89 branches in Florida, six branches in South Alabama and one branch in New York City.

“The completion of the acquisition of Stonegate is a pivotal moment for Home and our Florida footprint; and is another example of our ability to make smart, strategic deals that are immediately accretive to diluted earnings per share, book value and tangible book value,” said John Allison, Chairman of Home. “The combination of Home and Stonegate’s parallel strengths creates an outstanding financial institution with experienced local leadership and talented associates who are ready to serve our valued customers and communities throughout our business footprint. Like our previous mergers, the merger of Stonegate provides added shareholder value on day one while increasing our market share in Florida.”

Dave Seleski, Stonegate’s President & CEO, added, “Stonegate shareholders, employees and customers will benefit from the opportunities provided from these two very high performing franchises coming together. Our customers will gain access to an expanded range of products, backed by a proven history of strong financial performance, while continuing to experience the highest quality of customer service they have grown accustomed to.”

“Centennial Bank welcomes the customers and talented team of bankers of Stonegate and looks forward to the added value this merger will bring to our franchise in Florida,” said Tracy French, President and Chief Executive Officer of Centennial Bank. “It’s business as usual at all Home and Stonegate branches, with the immediate benefit of access to 89 branch locations across Florida for customers of both banks. We expect the integration of Stonegate to be very smooth as the Centennial and Stonegate conversion teams have been working closely together to prepare for the systems integration and conversion process since signing of the definitive agreement.”

Under the terms of the agreement, Home will issue approximately 30,864,029 shares of its common stock valued at approximately $742.3 million as of September 26, 2017, plus approximately $50.1 million in cash in exchange for all outstanding shares of Stonegate common stock. In addition, the holders of outstanding stock options of Stonegate received approximately $27.6 million in cash in cancellation of their options immediately before the merger, for a total transaction value of approximately $820.0 million.

DD&F Consulting Group served as financial advisor and Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. served as legal counsel to Home. Keefe, Bruyette & Woods, Inc. served as financial advisor and Squire Patton Boggs (US) LLP served as legal counsel to Stonegate. Also, RBC Capital Markets, LLC issued a fairness opinion to Home and Hovde Group, LLC issued a fairness opinion to Stonegate.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and Stonegate, including the combined company’s future financial and operating results, plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. By nature, forward-looking statements involve inherent risk and uncertainties. Investors and security holders are cautioned not to place undue reliance on these statements, which speak only as of the date of this news release. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Stonegate operate; (ii) the ability to promptly and effectively integrate the businesses of Home and Stonegate; (iii) the reaction to the transaction of the companies’ customers, employees and counterparties; (iv) the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; and (v) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

    Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929